Exhibit 99.1

NEWS RELEASE for November 7, 2006

Contact: Dina Masi, CFO
         Jeffrey Leach, Investor Relations
         Integrated BioPharma, Inc.
         888.319.6962


  Integrated BioPharma Reports Results for its Quarter Ended September 30, 2006

Hillside, N.J., November 7, 2006--Integrated BioPharma, Inc. (AMEX:INB) reported financial results today for its first quarter ended September 30, 2006. Revenues for the quarter ended September 30, 2006 were $12.9 million compared to $14.8 million for the quarter ended September 30, 2005. Operating income for the quarter ended September 30, 2006 was $368,000 compared to operating income of $2.0 million for the quarter ended September 30, 2005.

For the quarter ended September 30, 2006, there was a net loss applicable to common shareholders of $514,000, or ($0.04) per diluted share, compared with net income applicable to common shareholders of $1.2 million, or $0.09 per diluted share, for the quarter ended September 30, 2005. Net income (loss) applicable to common shareholders is calculated after cash Preferred Stock dividends of $119,100 and $123,500 and non-cash Preferred Stock deemed dividends of $562,000 and $583,000 for the quarters ended September 30, 2006 and 2005, respectively.

After giving effect to its actual first quarter results, the Company's annual revenue forecast for the current fiscal year is between $68.0 and $70.0 million, which, if achieved, would exceed the prior fiscal year revenue of $57.8 by $10.0 to $12.0 million.

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A summary of our financial results for the quarter ended September 30, 2006 and
2005 is presented below:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
                                                       Three Months Ended
                                                          September 30,
                                                --------------------------------
                                                    2006             2005
                                                ------------        ------------

Total Revenue                                   $ 12,911,238        $ 14,787,107
Cost of sales                                      8,531,587           9,392,762
                                                ------------        ------------
Gross profit                                       4,379,651           5,394,345
                                                ------------        ------------
Selling and administrative expenses                4,011,635           3,410,645
                                                ------------        ------------
Operating income                                     368,016           1,983,700
Other expense, net                                  (27,336)            (59,596)
                                                ------------        ------------
Income before income taxes and minority
 interest                                            340,680           1,924,104
Federal and state income tax expense, net            210,182              44,738
                                                ------------        ------------
Net income before minority interest                  130,498           1,879,366
Minority interest                                     37,590              33,200
                                                ------------        ------------
Net income                                           168,088           1,912,566
Non-cash deemed dividend from beneficial
 conversion feature of Series B Preferred
 stock dividend (1)                                (562,500)           (583,000)
Series B Preferred stock dividend (2)              (119,096)           (123,507)
                                                ------------        ------------
Net (loss) income applicable to common
 shareholders                                   $  (513,508)        $  1,206,059
                                                ============        ============
Net (loss) income per common share:
Basic                                           $     (0.04)        $       0.09
                                                ============        ============
Diluted                                         $     (0.04)        $       0.09
                                                ============        ============
Weighted average common shares outstanding:
Basic                                             13,288,078          12,713,842
                                                ============        ============
Diluted(3)                                        13,288,078          13,846,541
                                                ============        ============

---------------------------
(1) Represents non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.

(2) Represents 7% dividend on Series B redeemable convertible preferred stock.

(3) Includes 1,132,699 potential dilutive warrants and options.

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About Integrated BioPharma, Inc. (INB)
Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.